UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2007

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 9, 2007, Hooper Holmes, Inc. (the “Company”) entered into a Share Purchase Agreement and related transaction documents with respect to the sale of its subsidiary, Medicals Direct Group Limited (“MDG”).  The sale was completed simultaneously, as further described in Item 2.01 below.

Item 2.01	Completion of Acquisition of Disposition of Assets

On October 9, 2007, the Company completed the sale of MDG to Brandgold Limited (“Brandgold”), a management buy-out group organized by MDG Chief Executive Officer, Michael Benton.  Brandgold paid $15.25 million for the shares of MDG, with $14 million (less closing adjustments of approximately  $1.2 million) paid at closing and $1.25 million payable as follows:  $500,000 within nine months of the closing and $750,000 within twenty-four months of the closing.  All payments were in U.S. Dollars.  The Company expects to record a net gain of approximately $10 million in connection with the transaction, subject to completion of the final closing balance sheet for MDG.

Item 9.01                Financial Statements and Exhibits

(d) Exhibits

  99.1  Press Release, dated October 11, 2007, announcing the sale of MDG to Brandgold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:                      October12, 2007                                               By: /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President,
General Counsel and
Corporate Secretary